Exhibit 99.4

TALOS PRODUCTION LLC

TALOS PRODUCTION FINANCE INC.

Offer to Exchange

$390,867,820 Aggregate Principal Amount of their

11.00% Second-Priority Senior Secured Notes due 2022 (CUSIP Numbers 87484JAD2, 87484JAE0 and

U83041AC4) and Related Guarantees

For a Like Aggregate Principal Amount of their

11.00% Second-Priority Senior Secured Notes due 2022 (CUSIP Number 87484JAF7) and Related Guarantees

To Registered Holders:

We are enclosing the materials listed below in connection with the offer (the “Exchange Offer”) by Talos Production LLC, a Delaware limited liability company (the “Company”), and Talos Production Finance Inc., a Delaware corporation (the “Co-Issuer”, and together with the Company, the “Issuers”) to exchange $390,867,820 aggregate principal amount of their 11.00% Second-Priority Senior Secured Notes due 2022 (CUSIP Number 87484JAF7) and related guarantees (the “Exchange Notes”), for a like aggregate principal amount of its outstanding 11.00% Second-Priority Senior Secured Notes due 2022 (CUSIP Numbers 87484JAD2, 87484JAE0 and U83041AC4) and related guarantees (the “Initial Notes”), upon the terms and subject to the conditions set forth in the prospectus, dated                , 2018 (the “Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”).

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction to Registered Holder from Beneficial Owner; and

5.

A letter that may be sent to your clients for whose account you hold Initial Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                 , 2018, unless extended by the Issuers in their sole discretion.

Pursuant to the Letter of Transmittal, each holder of Initial Notes will represent to the Issuers that (i) such holder or other person has full power and authority to tender, sell, assign and transfer the Initial Notes tendered and to acquire Exchange Notes upon the exchange of such tendered Initial Notes and the Issuers will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by the Issuers; (ii) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (iii) neither the holder of the Initial Notes nor any such other person has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes (within the meaning of the Securities Act of 1933, as amended (the “Securities Act”)), and is not participating in, and does not intend to participate in, the distribution of such Exchange Notes, (iv) if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and (v) neither the holder nor any such other person is an “affiliate” (as defined in Rule 405 under the Securities Act) of the Issuers or, if such holder or such other person is an “affiliate,” that such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer (whether or not it is also an “affiliate”) that will receive Exchange Notes for its own account in exchange for Initial Notes that were acquired by it as a result of market-making or other trading activities, such broker-dealer acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale, offer to resell or other transfer of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale, offer to resell or other transfer of such Exchange Notes, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Initial Notes for you to make the foregoing representations.

The Issuers will not pay any fee or commission to any broker or dealer or to any other persons (other than to Wilmington Trust, National Association (the “Exchange Agent”)) in connection with the solicitation of tenders of Initial Notes pursuant to the Exchange Offer. The Issuers will pay or cause to be paid any transfer taxes payable on the transfer of Initial Notes to them, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent in the manner set forth below.

By Overnight Delivery, Courier or Hand or Certified or Registered Mail:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Attention: Workflow Management, 5th Floor

By Facsimile (For Eligible Institutions Only):

(302) 636-4139

Attention: Workflow Management

Other Inquiries or Confirmation:

DTC Desk (DTC2@wilmingtontrust.com)

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU TO BE THE AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.